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                                                                  EXHIBIT (g)(8)

               ADMINISTRATIVE AND SHAREHOLDER SERVICES AGREEMENT


     This Agreement is entered into as of the 13/th/ day of June, 2000, by and among American General Asset Management Corp., a Delaware corporation ("AGAM"), and North American Funds, a Massachusetts business trust (the "Trust").

     WHEREAS, the Trust is registered with the Securities and Exchange Commission (the "SEC") as an open-end management investment company under the Investment Company Act of 1940, as amended ("1940 Act"), and offers shares of beneficial interests ("Shares") in several series (each a "Fund" and collectively, the "Funds"), each Fund having its own investment objectives and investment policies and issuing Shares in several classes ("Classes");

     WHEREAS, Institutional Class I Shares of the Funds are sold exclusively to
(i) employee retirement benefit plans (each a "Plan" and collectively, the "Plans") for the benefit of their participants ("Participants") and (ii) the Aggressive Growth Lifestyle Fund, Moderate Growth Lifestyle Fund and Conservative Growth Lifestyle Fund series of the Trust (each a "Lifestyle Fund" and collectively the "Lifestyle Funds");

     WHEREAS, AGAM desires to provide, or arrange, at its own expense, for the provision of certain administrative and shareholder services to the Plans and their Participants and the Lifestyle Funds and their shareholders in connection with their investments in Institutional Class I Shares of the Funds;

     WHEREAS, the services to be provided directly or indirectly by AGAM hereunder will benefit each Fund by relieving it of the expense it would incur if such services were to be provided by the Fund; and

     WHEREAS, the Trust desires that AGAM provide or arrange for the provision of such services.

     NOW THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

1.   TERMS OF APPOINTMENT; DUTIES OF THE PARTIES

     1.01.     Administrative and Shareholder Services. AGAM shall perform or
               ---------------------------------------
               arrange for the performance of the administrative and recordkeeping services (the "Administrative Services") described in Schedule A attached hereto, as such Schedule A may be amended from time to time with the mutual consent of the parties hereto, with respect to Institutional Class I Shares of the Funds purchased, held or redeemed by a Plan. AGAM shall perform or arrange for the performance of the shareholder services (the "Shareholder Services") described in Schedule B attached hereto, as such Schedule B may be amended from time to time with the mutual consent of the parties hereto, with respect to Institutional Class I Shares of the Funds purchased, held or redeemed by a Lifestyle Fund. AGAM and any person(s) with whom it contracts for the provision of such services shall perform the Administrative Services or Shareholder Services as an independent contractor and not as an employee or agent of the Trust or any Fund. Neither AGAM nor any person(s) with whom it contracts for the provision of such services shall not be or be held out to be an agent of the Trust or any Fund. AGAM shall perform, or arrange for the provision of the Administrative Services and the Shareholder Services in accordance with procedures established from time to time by the agreement of the Trust and AGAM, and subject to terms and conditions set forth in the Trust's current prospectus.

     1.02.     Equipment. AGAM shall maintain adequate offices, personnel,
               ---------
               computers and other equipment necessary to perform or arrange for the provision of the services contemplated by this Agreement. AGAM shall notify the Trust or its agent promptly in the event that AGAM becomes unable for any reason to perform or arrange for the provision of the services contemplated by, or any other of its obligations under, this Agreement. AGAM shall maintain or cause the maintenance of back-up files of the records required to be maintained hereunder and shall store such back-up files in a secure off-premises location, so that, in the event of a power failure or other interruption of whatever cause at the location of the records, AGAM's records are maintained intact and transactions can be processed at another location.

     1.03.     Disclosure to Plans. AGAM or its Agent shall take all steps
               -------------------
               necessary to ensure that the arrangements provided for in this Agreement are properly disclosed to the Plans.

     1.04.     Confidentiality of Information. The parties hereto agree that all
               ------------------------------
               books, records, information, computer programs and data pertaining to the business of any other party which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement shall be kept confidential and shall not be voluntarily disclosed to any other person, except as may be permitted hereunder or may be required by law. This provision shall not apply to information lawfully in the possession of a party prior to the term hereof that has been lawfully obtained from other sources or independently developed by a party without reference to or reliance on information obtained from any other party hereto. This provision shall survive the termination of this Agreement.

     1.05.     Compliance with Law. Each of the parties shall at all times
               -------------------
               comply with all applicable federal and state laws and regulations thereunder, including the rules of any self regulatory organization, in connection with the performance of each of the parties responsibilities under this Agreement.

     1.06.     No Impairment of Trust's Authority. No provision of this
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               Agreement shall limit in any way the authority of the Trust to take such action as it deems appropriate in connection with matters relating to the operation of the Funds and the sale of Shares.

     1.07.     Authority of AGAM. AGAM acknowledges that it is not authorized by
               -----------------
               the Trust or any Fund to register the transfer of Shares or to transfer record ownership of Shares, and that only the Trust or its agent is authorized to perform such activities.

2.   COMPENSATION

     2.01.     Expenses. AGAM shall bear all expenses arising out of the
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               performance of the Administrative Services and the Shareholder
               Services. AGAM shall not receive (nor shall any agent of AGAM receive) from the Trust or any Fund (or from any affiliate of the Trust) any monetary compensation or reimbursement for such expenses.

     2.02.     Trust's and Fund Expenses. The Trust shall bear all the expenses
               -------------------------
               of the Funds hereunder and shall not receive (nor shall any agent of the Trust receive) from AGAM any monetary compensation or reimbursement for such expenses.

     2.03.     Fees. In consideration of AGAM's performance or arrangement of
               ----
               the performance of the Administrative Services and the Shareholder Services, the Trust, from the assets of each Fund, severally and not jointly, shall pay either to AGAM the fees (the "Fees") described in Schedule C attached hereto, as such Schedule C may be amended from time to time with the mutual consent of AGAM and the Trust.

     2.04.     Calculation and Payment of Fees. The Fees shall be calculated in
               -------------------------------
               the manner described in Schedule C hereto and shall be due each calendar month from the Trust on behalf of each Fund for which AGAM performs or arranges for the provision of Administrative Services or Shareholder Services pursuant to this Agreement. The Trust shall make a payment of Fees for a calendar month within thirty (30) days after the last day of such month. AGAM shall have sixty (60) days following receipt of the payment to verify the amount of the payment and after such time the amount will be considered final.

3.   REPRESENTATIONS AND WARRANTIES

     3.01.     AGAM Representations. AGAM represents and warrants to the Trust
               --------------------
               and each Fund that:

               (a) it is a corporation duly organized and validly existing and in good standing under the laws of the State of Delaware;

               (b) it has full power and authority under applicable law to carry on its business, and is registered or licensed as required, in each jurisdiction where it conducts its business;

               (c) it maintains and knows of no reason why it cannot or will not, during the term hereof, maintain adequate offices, personnel, procedures, computers and other equipment necessary to perform the services contemplated by this Agreement; and

               (d) its entering into and performing this Agreement are duly authorized by any necessary corporate actions and will not violate any provision of applicable law or regulation or order of any court, governmental or regulatory body, or any agreement or instrument by which it is bound.

     3.02.     Trust's Representations. The Trust represents on its own behalf,
               -----------------------
               and for each Fund, and warrants to AGAM that the entering into and the performing of this Agreement by the Trust are duly authorized and will not violate any provision of applicable law, regulation or order of any court, governmental or regulatory body, or any agreement or instrument by which the Trust and the Funds are bound.

4.   INDEMNIFICATION

     4.01.     By The Trust. The Trust, on behalf of each Fund, shall indemnify
               ------------
               and hold AGAM (including any affiliate of AGAM), and the directors, trustees, officers and employees of AGAM harmless from and against any and all losses, damages, costs, charges, reasonable counsel fees, payments, expenses and liabilities ("Losses") arising out of or attributable to:


               (a) the Trust's, its agent's, or the Fund's refusal or failure to comply with the provisions of this Agreement or applicable law;

               (b) the bad faith, negligence or willful misconduct of the Trust, its agent, or any Fund; or

               (c) the breach of any representation or warranty of the Trust on behalf of itself or a Fund hereunder, in each case except to the extent such Losses arise out of or are attributable to another party's breach of any provision of this Agreement or the bad faith, negligence or willful misconduct of another party in performing its obligations hereunder.

     4.02.     By AGAM. AGAM shall indemnify and hold the Trust, each affiliate
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               of the Trust, each Fund, and the trustees, officers and employees of the Trust and each harmless from and against any and all Losses arising out of or attributable to:

               (a) AGAM's or its agent's refusal or failure to comply with the provisions of this Agreement or applicable law or with instructions properly given hereunder;

               (b) AGAM's or its agent's performance of or failure to perform the Administrative Services and/or the Shareholder Services;

               (c) the bad faith, negligence or willful misconduct of AGAM or its agent;

               (d) AGAM's or its agent's furnishing to any Plan, Plan Participant, Plan sponsor, authorized Plan committee or Plan trustee any materially inaccurate, misleading or untimely information regarding any Fund or the Shares through no fault of the Trust, its agent, or any Fund; or

               (e) the breach of any representation or warranty of AGAM hereunder, in each case except to the extent such Losses arise out of or are attributable to another party's breach of any provision of this Agreement or the bad faith, negligence or willful misconduct of another party in performing its obligations hereunder.

     4.03.     Acts of God. In the event that any party is unable to perform its
               -----------
               obligations under the terms of this Agreement because of acts of God, strikes, equipment or transmission failure or damage beyond its reasonable control, or other causes beyond its reasonable control, such party shall not be liable to any other party for any damages resulting from such failure to perform or otherwise from such causes.

     4.04.     No Consequential Damages. No party to this agreement shall be
               ------------------------
               liable to any other party for consequential damages under any provision of this Agreement.

     4.05.     Claim Procedure. In order that the indemnification provisions
               ---------------
               contained herein shall apply, upon the assertion of a claim or loss for which any party (the "Indemnitor") may be required to indemnify another party (the "Indemnitee"), the Indemnitee shall promptly notify the Indemnitor of such assertion or loss, and shall keep the Indemnitor advised with respect to all developments concerning any such claim. The Indemnitor shall have the option to participate at its expense with the Indemnitee in the defense of any such claim. In the event that there is more than one

               Indemnitor with respect to any such claim, the Indemnitors shall agree as to their exercise of this option. The Indemnitee shall in no case confess any claim or make any compromise in any case in which the Indemnitor may be required to indemnify it except with the Indemnitor's prior written consent. The obligations of the Trust and AGAM under this Section 4 shall survive the termination of this Agreement.

5.   ACKNOWLEDGMENTS

     5.01.     Fees Solely for Non-Advisory, Non-Distribution Services. The
               -------------------------------------------------------
               parties hereto acknowledge that the Fees are for administrative, recordkeeping and shareholder services only and do not constitute payment in any manner for investment advisory or distribution services or services of an underwriter or principal underwriter within the meaning of the 1933 Act or the 1940 Act. The parties acknowledge that affiliates of AGAM have provided and will continue to provide certain services to the Plans as agent of the Plans, which together with AGAM, may involve, among other things, preparing informational or promotional materials relating to their services that may refer to the Funds and responding to telephone inquiries from Plan Participants. The parties acknowledge that the provision of such services and any other actions of AGAM related to the Funds and not specifically authorized herein are outside the scope of this Agreement.

     5.02.     Supervision. The Trust and AGAM acknowledge that neither the
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               Trust nor any Fund undertakes to supervise AGAM or an agent of
               AGAM in the performance of the Administrative Services or the Shareholder Services; that neither the Trust nor any Fund shall be responsible for the performance of the Administrative Services or the Shareholder Services by AGAM or its agent(s); that neither the Trust nor any Fund shall be responsible for the accuracy of the records maintained for the Plans; and that neither the Trust nor any Fund shall be responsible for the performance of other functions by AGAM or its agent(s) for the Plans, the Participants, the Lifestyle Funds and their shareholders.

     5.03.     Agents of AGAM. To the extent agents of AGAM perform services
               --------------
               under this Agreement that are the responsibility of AGAM, AGAM shall be responsible for, and assume all liability for (including any obligation for indemnification as provided in Sections 4.02 or 4.03 hereof, as applicable), the actions and inaction of such agents as if such services had been provided by AGAM.

6.   AMENDMENT AND TERMINATION OF AGREEMENT

     6.01.     Amendment. Except as otherwise provided herein, this Agreement
               ---------
               may be amended or modified only by a written instrument executed by all the parties affected thereby; provided that an amendment solely to add or remove any Fund may be made, and shall be valid and binding, by the addition or removal of the relevant to or from the signature page hereof without requiring the other parties' signatures and shall be effective as of the date of execution, unless any other party objects in writing within thirty (30) days after receiving notice of such amendment.

     6.02.     Termination Without Cause. This Agreement may be terminated by
               -------------------------
               any party upon ninety (90) days written notice to each other party.

     6.03.     Termination by Trust for Cause. This Agreement may be terminated
               ------------------------------
               by the Trust with respect to any Fund immediately upon notice to each other party in the event that (a) AGAM becomes unable for any reason to perform the services contemplated by this Agreement, or (b) the performance by AGAM of the services contemplated by this Agreement becomes in the Trust's reasonable judgment unlawful or becomes unacceptable to the Trust.

     6.04.     Termination Procedures. Upon termination of this Agreement, each
               ----------------------
               party shall return to each other party all copies of confidential or proprietary materials or information received from such other party hereunder, other than materials or information required to be retained by such party under applicable laws or regulations. The provision shall survive the termination of this Agreement.

7.   ASSIGNMENT AND DELEGATION

     7.01.     Assignment and Delegation. Except as otherwise provided herein,
               -------------------------
               neither the Agreement nor any rights, duties or obligations hereunder may be assigned or delegated by any party without the written consent of the other parties.

     7.02.     Successors. This Agreement shall inure to the benefit of and be
               ----------
               binding upon the parties and their respective permitted successors and assigns.

8.   NOTICES


     Notices hereunder shall be in writing, shall be signed by an authorized officer, and shall be deemed to have been duly given if delivered personally, sent by certified mail (return receipt requested), or sent by facsimile machine in accordance with procedures established by agreement of the Trust and the Service Provider or AGAM, and if it is addressed to a party either sat its address below or at as changed addressed specified by it in a notice to the other parties hereto:

Trust:              NORTH AMERICAN FUNDS
                    286 Congress Street
                    Boston, MA 02210

AGAM:               AMERICAN GENERAL FUNDS DISTRIBUTORS, INC.
                    286 Congress Street
                    Boston, MA 02210

9.   MISCELLANEOUS

     9.01.     Massachusetts Law to Apply. This Agreement shall be construed and
               --------------------------
               the provisions thereof interpreted under and in accordance with the laws of the State of Massachusetts, without regard to conflicts of laws principles.

     9.02.     Entire Agreement. This Agreement constitutes the entire agreement
               ----------------
               between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof whether oral or written. All exhibits and schedules hereto, as amended from time to time, are incorporated herein and made a part hereof. References herein to exhibits and schedules refer to such exhibits and schedules as so amended. Nothing contained in this Agreement is intended to convey rights to any third parties, such as Plans, Plan trustees, Participants or Lifestyle Fund shareholders.

     9.03.     Counterparts. This Agreement may be executed in one or more
               ------------
               counterparts, each of which shall be an original document and all of which together shall be deemed one and the same instrument.

     9.04.     Limitation of Liability of the Trust, Trustees and Shareholders.
               ---------------------------------------------------------------
               This Agreement is executed on behalf of the Trust by an officer of the Trust as an officer and not individually and that the obligations of this Agreement are not binding upon any of the Trustees, officers or shareholders of the Trust individually, but are binding only upon the assets and property of the relevant Fund. A copy of the Amended and Restated Agreement and Declaration of Trust of the Trust is on file with the Secretary of the State of Massachusetts.

     9.05.     Headings. The headings contained in this Agreement are for
               --------
               purposes of convenience only and shall not affect the meaning or interpretation of this Agreement.

     9.06.     Severability. If any provision or portion of this Agreement shall
               ------------
               be determined to be invalid or unenforceable for any reason, the remaining provisions and portions of the Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent by law.

  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

NORTH AMERICAN FUNDS


By:  /s/ John I. Fitzgerald
     -------------------------
Name:  John I. Fitzgerald
     -------------------------
Title: Secretary
       -----------------------

AMERICAN GENERAL ASSET MANAGEMENT CORP.


By:  /s/ Joseph T. Grause, Jr.
     -------------------------
Name:  Joseph T. Grause, Jr.
     -------------------------
Title: President
       -----------------------

                                  Schedule A

                            Administrative Services

1. AGAM, or its agent, shall maintain adequate records for each Plan reflecting Shares purchased and redeemed, including the date, price and number of Shares purchased, redeemed or exchanged; dividend reinvestment dates and amounts of dividends paid for at least the current year to date; records of distributions and dividend payments; Share transfers; investment allocation changes; and overall control records. Such records shall be preserved, maintained and made available in accordance with the provisions of applicable law and regulations, and copies or, if required, originals shall be surrendered promptly to the Trust on and in accordance with its request. Records surrendered hereunder shall be in machine-readable form, except to the extent that such records have been maintained only in paper form.

2. AGAM, or its agent, shall disburse or credit to the Plans, and maintain records of, all proceeds of Share redemptions and distributions not reinvested in Shares.

3. AGAM, or its agent, shall cause and oversee the timely and accurate transfer of funds in connection with Plan accounts with the Funds.

4. AGAM , or its agent, shall prepare and deliver periodic account statements to the Plans showing for each Plan the total number of Shares held as of the statement closing date, purchases and redemptions of Shares during the statement period, and dividends and other distributions paid during the statement period (whether paid in cash or reinvested in Shares), including dates and prices for all transactions.

5. Subject to the terms of the agreements with each Plan, and to the extent required by applicable law, AGAM, or its agent, shall deliver or cause the delivery of prospectuses, proxy materials (where pass-through voting is required), periodic reports to shareholders, and other materials provided to AGAM by the Trust on behalf of the Funds.

6. AGAM, or its agent, shall receive Instructions from the Service Provider or the trustee and/or custodian of the Plans and communicate Orders to the Trust or its agent as specified in the Agreement.

7. AGAM, or its agent, shall transmit Orders to the Trust or its agent and, in accordance with applicable law, send to the Plans confirmations related to the processing of Instructions and Orders.

8. AGAM, or its agent, shall maintain daily and monthly purchase summaries (expressed in both Share and dollar amounts) for each Plan.

9. AGAM, or its agent, shall use its best efforts to arrange for payment for net purchases of Shares attributable to all Orders executed on a given Business Day to be wired to the Trust or its agent by 12:00 PM (noon) eastern time the first Business Day following receipt of such orders by the Service Provider. The Trust agrees that it will use its best efforts to arrange for payment for net redemptions for Shares attributable to all orders executed prior to 4:00 PM on a given Business Day to be wired to the trustee and/or custodian of the Plans by 12:00 PM (noon) eastern time the first Business Day following receipt of such orders by the Transfer Agent.

10. AGAM, or its agent, shall transmit to the Trust or its agent, or to any Fund designated by the Trust, such occasional and periodic reports as the Trust shall reasonably request from time to time to enable it or such Fund to comply with applicable laws and regulations.

11. AGAM, or its agent, shall establish a voice response system and make customer service representatives accessible to respond to Plan or Participant inquiries regarding, among other things, Share prices, account balances, dividend amounts, dividend payment dates, and any information changes concerning a Plan or Participant.

12. AGAM, or its agent, shall provide average cost basis reporting to Plan Participants to assist them in preparing their income tax returns.

13. AGAM, or its agent, shall prepare and file with the appropriate governmental agencies such tax-related information, returns and reports as are required under applicable laws or regulations to be filed for reporting (a) dividends and other distributions, (b) amounts withheld on dividends and other distributions and payments, and (c) gross proceeds of sales transactions.

14. AGAM, or its agent, shall assist with the solicitation of proxies from Plan Participants, as requested from time to time by the Trust.

15. AGAM, or its agent, shall establish Internet access for Participants to view account balances and perform certain limited transactions as determined by the Service Provider and AGAM.

16. AGAM, or its agent, shall perform all testing and Plan compliance services, including consulting on proposed Plan amendments, determining Plan eligibility, calculating Plan service and vesting, and processing forfeitures.

                                  Schedule B

                             Shareholder Services

AGAM, or its agent, shall provide to shareholders of each Class of Shares of each Lifestyle Fund (other than Institutional Class I shareholders, who will receive the Administrative Services) in respect of such Shares, all of the services customarily provided by full-service brokerage firms to their customers, including, without limitation:

1.  Maintenance of records;

2. Providing customers with periodic statements showing their Lifestyle Fund holdings;

3. Aggregating and processing customer purchase and redemption orders and providing sub-accounting services for shares held beneficially;

4.  Processing dividend payments;

5. Forwarding shareholder communications such as proxies, shareholder reports, dividend and tax notices and updating prospectuses;

6. Receiving, tabulating and transmitting proxies executed by beneficial owners;

7.  Responding to customer inquiries; and

8.  Providing information on customers' investments.

Schedule C

                  Administrative and Shareholder Service Fees

   The Trust, on behalf of the Funds, will pay AGAM a monthly fee at an annualized rate of 0.25 percent (25 basis points) of the average daily net assets of each Fund (other than the Lifestyle Funds) attributable to Institutional Class I Shares. If AGAM begins or ceases to perform Administrative and Shareholder Services during the month, such fee shall be prorated according to the proportion which such portion of the month bears to the full month.